Teltronics, Inc. Pursues Sale

Teltronics (NASDAQ Bulletin Board: TELT.OB) has put itself up for sale as a means to exit Chapter 11 bankruptcy.

The 42 year old Palmetto, FL based company manufactures and services electronic hardware and software, primarily in the telecommunications industry. Teltronics offers state-of-the-art electronic design, development and manufacturing (“ISO 9001:2008”) as well as installation and contract maintenance services to a world-class roster of customers, including AT&T, Verizon, Sprint, Gazprom, ABB, Federal Bureau of Prisons and the New York Department of Education among others.

With a global installed base of products, Teltronics operates three primary business segments via its US and UK companies and sales offices around the world:

Communications	Contract Manufacturing

Teltronics’ installed base of proprietary communication and alarm products has created a contract service and maintenance platform with a multi-year recurring revenue stream associated with the support of long-time customers.

The Company was compelled to seek the relief of Chapter 11 as a persistent lack of capital made the company vulnerable to the contraction in business associated with the recent recession. Teltronics filed on June 27, 2011.  Management has used this opportunity to right-size its cost structure and refocus the organization.

Teltronics will emerge from bankruptcy with a predictable core business and a stable of new and innovative products that enhance current customer relationships and provide significant opportunities for growth via expanded product offerings, additional channel penetration and enter into new markets.

($000’s)	2009	2010	2011P	2012P	2013P	2014P	2015P
Sales	$43.1	$26.2	$21.4	$27.7	$40.5	$48.2	$52.4
GP %	41%	35%	41%	41%	39%	38%	38%
EBITDA	7.2	<1.6>	1.1	3.4	6.5	8.2	8.8

If you wish to obtain any financial data or other information about this opportunity, please contact:

David Asmann dasmann@tritoncap.com 312-575-0192	Jeff Connell jconnell@tritoncap.com 312-575-0190
TRITON CAPITAL PARTNERS, LTD www.tritoncap.com